Exhibit 4.11

REVOLVING CREDIT FACILITY AGREEMENT

(JPY 3,000,000,000)

Borrower	Micware Co., Ltd.
Joint and Several Guarantor A	Micware Automotive Co., Ltd.
Joint and Several Guarantor B	Micware Navigations Co., Ltd.
Joint and Several Guarantor C	Micware Mobility Co., Ltd.
Joint and Several Guarantor D	Micware Operation Co., Ltd.
Joint and Several Guarantor E	Micware Challenged Co., Ltd.
Lender	MUFG Bank, Ltd.

February 25, 2025

i

REVOLVING CREDIT FACILITY AGREEMENT

Micware Co., Ltd. (hereinafter “Borrower”), the following five companies (individually or collectively, “Joint and Several Guarantors”), and MUFG Bank, Ltd. (hereinafter “Lender”), having acknowledged the provisions of the Bank Transaction Agreement, hereby agree as follows as of February 25, 2025 (hereinafter “Agreement Date”) (hereinafter “this Agreement”, which shall take effect on the Agreement Date):

Micware Automotive Co., Ltd. (hereinafter “Guarantor A”)

Micware Navigations Co., Ltd. (hereinafter “Guarantor B”)

Micware Mobility Co., Ltd. (hereinafter “Guarantor C”)

Micware Operation Co., Ltd. (hereinafter “Guarantor D”)

Micware Challenged Co., Ltd. (hereinafter “Guarantor E”)

Article 1 (Definitions)

1. The following terms shall have the meanings set forth below in this Agreement, unless the context clearly indicates otherwise.

(1) “Business Day”	Any day other than a day on which banks are closed as a holiday under Japanese laws and regulations.
(2) “Loan Period”	The period from the Execution Date (inclusive) to the Maturity Date (inclusive).
(3) “Lending Obligation”	The obligation of the Lender to lend money to the Borrower, as stipulated in Article 2, Paragraph 1.
(4) “Lending Limit”	The following amounts: ① From the Commitment Start Date (inclusive) to February 27, 2026 (inclusive): JPY 2,000,000,000 (subject to change per this Agreement). ② From February 28, 2026 (inclusive) to February 27, 2027 (inclusive): JPY 2,500,000,000 (subject to change). ③ From February 28, 2027 (inclusive) to the Commitment Deadline (inclusive): JPY 3,000,000,000 (subject to change).
(5) “Non-Lending Period”	The period from the date (inclusive) on which the Borrower receives notice from the Lender that a Non-Lending Event has occurred, to the date (inclusive) on which the Borrower receives notice from the Lender that such Non-Lending Event has been resolved.
(6) “Non-Lending Event”	Any event beyond the Lender’s control that makes execution of individual loans impossible or significantly difficult, including natural disasters, wars, riots, terrorism, arson, disruptions to electricity/communications/settlement systems, inability to conduct yen interbank lending in the Tokyo Interbank Market, or other events not attributable to the Lender.
(7) “Loan Application”	An application in the form of attached Exhibit 1.
(8) “Event of Acceleration”	Individually or collectively, the events set forth in Article 24, Paragraphs 1 and 2, and events specified in the Bank Transaction Agreement as grounds for acceleration (including but not limited to those in Article 5, Paragraphs 1 and 2 thereof).
(9) “Base Rate”	The JPY interest rate published by the JBA TIBOR Administration on Reuters screen page 17097 (or successor page) for the corresponding interest calculation period, determined 2 Business Days before the Execution Date (first period) or 2 Business Days before the last day of the immediately preceding interest calculation period (subsequent periods). If no such rate is published or available, the rate reasonably determined by the Lender based on the offered rate for yen lending in financial markets for the relevant period. In either case, the rate shall not fall below 0.0%.

(10) “Bank Transaction Agreement”	The Bank Transaction Agreement separately concluded between the Borrower and the Lender.
(11) “Financial Statements, etc.”

Documents as set forth in items ① through ④ below: ① Financial statements, business reports, and their supplementary schedules for each fiscal year under Article 435(2) of the Companies Act ② Interim financial statements actually prepared under Article 441(1) of the Companies Act ③ Consolidated financial statements actually prepared under Article 444(1) or required under Article 444(3) of the Companies Act (including consolidated balance sheets, consolidated income statements, consolidated statements of changes in equity, and consolidated notes under Article 61 of the Ordinance on Corporate Accounting) ④ Consolidated and standalone balance sheets, income statements, statements of changes in equity, and notes actually prepared

(12) “Fiscal Period”	The period from the start date (inclusive) to the end date (inclusive) of each fiscal year.
(13) “Taxes and Public Charges”	All taxes and public charges that may be imposed in Japan, including income tax, corporate tax, and other taxes.
(14) “Subsidiary”, “Affiliate”	As defined in Article 8 of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements.
(15) “Individual Loan”	A loan executed based on each Loan Application.
(16) “Individual Loan Proceeds”; “Individual Loan Amount”	The money lent by the Lender to the Borrower pursuant to each Individual Loan; and the amount thereof, respectively.
(17) “Outstanding Amount of Individual Loan”	All amounts the Borrower is obligated to pay in connection with an Individual Loan under this Agreement, including principal, interest, damages, settlement amounts, and other amounts.
(18) “Commitment Start Date”	February 28, 2025.
(19) “Commitment Period”	The period from the Commitment Start Date (inclusive) to the date (inclusive) on which the Lender’s Lending Obligation terminates.
(20) “Commitment Deadline”	February 25, 2028 (or the immediately preceding Business Day if such date falls on a non-Business Day).
(21) “Desired Execution Date”	A Business Day within the Commitment Period specified by the Borrower in the Loan Application as the desired date for execution of an Individual Loan.
(22) “Execution Date”	The date on which an Individual Loan is executed.
(23) “Spread”	0.65% per annum.
(24) “Settlement Amount”

The amount calculated by the following formula (if the result is negative, no settlement amount arises): Early Repayment Amount × (Market Rate of Individual Loan (Note 1) – Market Rate at Time of Early Repayment (Note 2)) × Remaining Period at Time of Early Repayment (days) (Note 3) / 365 Note 1: Rate at which the Lender procures funds from the market Note 2: Rate at which the Lender can reinvest in the market for the remaining period Note 3: Period from the early repayment date to the next interest rate reset date (or Maturity Date if no reset date exists)

(25) “Applicable Rate”	Base Rate plus Spread, subject to any changes pursuant to this Agreement.

(26) “Facility Fee”	The fee paid by the Borrower to the Lender as consideration for the Lending Obligation.
(27) “Facility Fee Calculation Period”

① From the Commitment Start Date (inclusive) to February 27, 2026 (inclusive) ② From February 28, 2026 (inclusive) to February 27, 2027 (inclusive) ③ From February 28, 2027 (inclusive) to the Commitment Deadline (inclusive)

(28) “Facility Fee Rate”	0.1% per annum.
(29) “Repayment Date”

For principal: the Maturity Date; for interest: each Interest Payment Date; for facility fees: the date set forth in Article 12, Paragraph 1; for other amounts: the date determined under this Agreement.

(30) “Repayment Deposit Account”

The ordinary deposit account held by the Borrower at MUFG Bank, Ltd. [****] Branch (Account No. [****], Account Name: [****]), or any other account at MUFG Bank’s head office or branches opened by the Borrower and approved by the Lender.

(31) “Reports, etc.”	Annual securities reports, semi-annual reports, extraordinary reports, amended reports, and other reports.
(32) “Laws and Regulations”

Treaties, laws, cabinet orders, ministerial ordinances, municipal ordinances, rules, public notices, court decisions, arbitration awards, administrative notices, operational guidelines, and policies of relevant authorities.

(33) “This Loan”	The aggregate of all Individual Loans executed pursuant to Loan Applications.
(34) “Maturity Date”	The date set forth in Article 4, Paragraph 3.
(35) “Unused Lending Limit”	The Lending Limit less the aggregate outstanding principal of all Individual Loans.
(36) “Interest Calculation Period”

For each Individual Loan: for the first period, from the Execution Date (which is the first Interest Payment Date) to the second Interest Payment Date; for subsequent periods, from the day after each Interest Payment Date to the next Interest Payment Date (or Maturity Date if no next date exists).

(37) “Interest Payment Date”

For each Individual Loan: the Execution Date and the last day of each calendar month in the period from the day after the Execution Date to (but not including) the Maturity Date (if such date falls on a non-Business Day, the next Business Day, or the preceding Business Day if the next Business Day falls in the following month).

2. In this Agreement, a period of “one month” means a period beginning on the start date (inclusive) and ending on the corresponding date in the following calendar month (inclusive). If that date is not a Business Day, it ends on the next Business Day, or the preceding Business Day if the next Business Day falls in the following calendar month. If the start date is the last Business Day of a calendar month, the period ends on the last Business Day of the corresponding month. If no corresponding date exists, the period ends on the last Business Day of that month.

Article 2 (Rights and Obligations of the Lender)

1. Subject to satisfaction of all conditions in Article 5, the Lender shall lend money to the Borrower up to the Lending Limit in accordance with this Agreement.

2. If the Lender fails to execute an Individual Loan on a Desired Execution Date in breach of its Lending Obligation, the Lender shall promptly compensate the Borrower for all damages, losses, and costs upon demand. However, such compensation shall be capped at the excess of (i) the interest and other costs the Borrower would have paid from such Desired Execution Date to the next Interest Payment Date on an alternative loan obtained because the Individual Loan was not made, over (ii) the interest and other costs that would have been payable on the Individual Loan for the same period.

3. The Borrower may, during the Commitment Period, terminate the Lending Obligation in whole or reduce the Lending Limit in part (within the Unused Lending Limit) by notifying the Lender at least 10 Business Days in advance via Exhibit 2 sent by facsimile, email, or other electronic means approved by the Lender. Such notice is irrevocable, and the termination or reduction takes effect on the date specified in the notice. Any reduction of the Lending Limit for one period shall apply equally to all other periods defined in Article 1.

Article 3 (Purpose of Funds)

The Borrower shall use proceeds from This Loan solely for the Borrower’s working capital or for on-lending to the Joint and Several Guarantors (hereinafter “On-Lending”). The Joint and Several Guarantors shall use On-Lending proceeds solely for their own working capital.

Article 4 (Application for Individual Loans)

1. To request an Individual Loan, the Borrower shall, by noon 3 Business Days before the Desired Execution Date: (1) send the Loan Application (i) by facsimile, email, or other electronic means if signed/sealed, or (ii) by the Lender’s prescribed method if electronically signed; and (2) confirm by telephone that the Lender has received or acknowledged the application. The application takes effect upon such confirmation. If confirmation is not made, the Lender may treat the application as not having been made. Once received by the Lender, the application cannot be cancelled or modified for any reason.

2. The Individual Loan amount stated in the Loan Application must be JPY 1,000,000 or more in increments of JPY 1,000,000, and must not exceed the Unused Lending Limit on the Desired Execution Date (calculated assuming repayment of any loans maturing by that date and execution of any pending loan applications).

3. The Maturity Date stated in the Loan Application must be any Business Day within 3 months of the Desired Execution Date and may not exceed the Commitment Deadline. However, if the Maturity Date falls within 1 month after the Commitment Deadline, a Maturity Date beyond the Commitment Deadline may be specified.

4. Only one Individual Loan may be executed per Desired Execution Date.

Article 5 (Conditions Precedent to Individual Loan Execution)

During the Commitment Period, the Lender shall execute each Individual Loan on the Desired Execution Date, subject to satisfaction of all of the following conditions as of that date (as determined by the Lender):

(1)	The Loan Application satisfies the requirements of Article 4.

(2)	The Desired Execution Date does not fall during a Non-Lending Period.

(3)	All representations and warranties of the Borrower and Guarantors under Article 16 are true and accurate.

(4)	No Event of Acceleration has occurred or is likely to occur.

(5)	The Borrower and Guarantors are not in breach of this Agreement or any other agreement with the Lender, and no such breach is likely to occur on or after the Desired Execution Date.

(6)	The Lender has received from the Borrower on the Agreement Date and is satisfied with: ① the Medium-Term Business Plan (hereinafter ‘Mid-Term Plan’).

(7)	The Lender’s Lending Obligation has not been terminated under this Agreement.

Article 6 (Execution of Individual Loans)

If the Lender receives a Loan Application pursuant to Article 4 and all conditions in Article 5 are satisfied on the Desired Execution Date, the Lender shall deposit the Individual Loan Amount into the Repayment Deposit Account on that date.

Article 7 (Non-execution of Individual Loans)

Except as provided in Article 2, Paragraph 2, if the Lender is unable to execute an Individual Loan and the Lender incurs any damages, losses, or costs as a result, the Borrower shall bear such amounts.

Article 8 (Termination of Lending Obligation)

The Lender’s Lending Obligation shall be extinguished upon occurrence of any of the following events. The relevant provisions of this Agreement shall remain in effect until all of the Borrower’s obligations under this Agreement are fully discharged.

(1)	The Commitment Deadline has passed.

(2)	The Borrower loses the benefit of the term under Article 24 or the Bank Transaction Agreement.

(3)	The Borrower terminates the Lending Obligation pursuant to Article 2, Paragraph 3.

Article 9 (Principal Repayment)

The Borrower shall repay the principal of each Individual Loan in a lump sum on its respective Maturity Date pursuant to Article 14.

Article 10 (Interest)

1. The Borrower shall pay, in advance pursuant to Article 14, the aggregate interest calculated by multiplying the outstanding principal amount of each Individual Loan (in units of JPY 100) for each interest calculation period by the Applicable Rate and the actual number of days: on the Execution Date for the first interest calculation period, and on the last Interest Payment Date of the immediately preceding interest calculation period for subsequent periods.

2. Interest shall be calculated on an actual/365 day basis (both-ends count), with division performed last and fractions below JPY 1 rounded down.

Article 11 (Early Repayment)

1. Except as provided in this Agreement, the Borrower may not repay all or part of the principal of This Loan before the Maturity Date (‘Early Repayment’).

2. The Borrower may make an Early Repayment with the Lender’s prior consent obtained as follows:

(1)	To request an Early Repayment, the Borrower shall notify the Lender in writing at least 5 Business Days before the desired early repayment date (‘Desired Early Repayment Date’), using the form in Exhibit 3, specifying: (a) the Execution Date and Repayment Date of the relevant Individual Loan; (b) the principal amount to be repaid early (which must be the full outstanding principal or JPY 1,000,000 or more in increments of JPY 1,000,000); and (c) the Desired Early Repayment Date. The Lender shall notify the Borrower of its decision by 3 Business Days before the Desired Early Repayment Date.

(2)	If the Lender consents, the Borrower shall pay the aggregate of the principal to be repaid early and the Settlement Amount on the Desired Early Repayment Date by the Lender’s prescribed method.

3. If a Settlement Amount arises when Early Repayment is approved, the Lender shall notify the Borrower of the Settlement Amount by 2 Business Days before the Desired Early Repayment Date.

4. If the Borrower’s ownership ratio in any Guarantor falls below 50% (note: if below 100%, the Borrower must obtain the Lender’s prior consent pursuant to Article 19(5)), the Borrower shall promptly make an Early Repayment of the principal amount and Settlement Amount designated by the Lender.

Article 12 (Facility Fee)

1. The Borrower shall pay, pursuant to Article 14, on the first day of each Facility Fee Calculation Period (or the next Business Day if such day falls on a non-Business Day), the Facility Fee for such period, calculated as: Applicable Lending Limit × Facility Fee Rate × Actual Days / 365 (fractions below JPY 1 rounded down). The Lender shall not refund received Facility Fees except as provided in Paragraphs 2 through 4.

2. If a Non-Lending Event occurs, the Borrower is not required to pay the portion of the Facility Fee corresponding to the daily aggregate Unused Lending Limit during the Non-Lending Period × Facility Fee Rate / 365. If already received, the Lender shall refund such amount promptly after the Non-Lending Period ends.

3. If the Lending Obligation terminates under Article 8(2), the Borrower is not required to pay the portion of the Facility Fee corresponding to the daily aggregate Unused Lending Limit from the termination date (inclusive) to the Commitment Deadline (inclusive) × Facility Fee Rate / 365. If already received, the Lender shall refund such amount promptly after all obligations under this Agreement are fully discharged.

4. If the Borrower terminates the Lending Obligation in whole or reduces the Lending Limit pursuant to Article 2, Paragraph 3, the Borrower is not required to pay the portion of the Facility Fee corresponding to the Reduced/Terminated Amount × Actual Days from the date of termination/reduction (inclusive) to the Commitment Deadline (inclusive) × Facility Fee Rate / 365. (‘Reduced/Terminated Amount’ means the Lending Limit before termination/reduction less the greater of (i) the post-termination/reduction Lending Limit or (ii) the aggregate outstanding principal of Individual Loans assuming no early repayment before Maturity Date.) If already received, the Lender shall refund such amount promptly.

5. Facility Fees shall be calculated on an actual/365 day basis (both-ends count), division performed last, fractions below JPY 1 rounded down. Upon execution, repayment, or change of Lending Limit under Article 2(3), the outstanding principal and Lending Limit on the date of such change shall be the post-change amounts.

Article 13 (Structuring Fee, Expenses, Taxes, and Settlement Amount)

1. On the Execution Date of the first Individual Loan, the Borrower shall pay the Lender a structuring fee (’Structuring Fee’) of JPY 22,000,000 (including consumption tax and local consumption tax at the rate as of the Agreement Date; if tax rates differ between the Agreement Date and such Execution Date, the Structuring Fee shall be JPY 20,000,000 plus consumption tax and local consumption tax at the rate as of the Execution Date), pursuant to Article 14.

2. The Lender shall not refund received Structuring Fees, provided that the Lender may refund all or part at its discretion.

3. All costs related to the preparation, amendment, or modification of this Agreement or the execution of This Loan (including stamp duties, attorney’s fees, and other costs not limited thereto), and all reasonable costs for the Lender to protect, confirm, and exercise its rights under this Agreement (including attorney’s fees), shall be borne by the Borrower. If the Lender bears such costs on the Borrower’s behalf, the Borrower shall reimburse the Lender immediately upon demand.

4. If Individual Loan principal is repaid or offset before the Repayment Date for reasons not attributable to the Lender, the Borrower shall pay the Settlement Amount for such repaid/offset principal on the same day, by the Lender’s prescribed method.

5. Upon Early Repayment under Article 11, repayment or offset before the Repayment Date for reasons not attributable to the Lender, or acceleration under this Agreement or the Bank Transaction Agreement, the Borrower shall immediately pay the Lender the Settlement Amount and other costs deemed necessary by the Lender, by the Lender’s prescribed method.

6. If an Early Repayment is made or principal is repaid/offset before the Repayment Date, and the Lender has already received interest for the relevant Individual Loan, the Lender shall promptly refund the portion of interest corresponding to the period from the day after the Early Repayment or repayment/offset date (inclusive) onward.

Article 14 (Automatic Payment of Borrower’s Obligations)

1. The Borrower authorizes the Lender to withdraw the payment amounts from the Repayment Deposit Account on each Repayment Date without requiring submission of a bankbook, withdrawal request, or check.

2. If the balance of the Repayment Deposit Account is insufficient on any Repayment Date, the Borrower shall not object if the Lender applies the available balance to some or none of the payments at its discretion.

3. If the Borrower fails to make payment on a Repayment Date and pays later, the Lender may withdraw the payment amount plus default damages from the Repayment Deposit Account pursuant to Paragraph 1.

4. Upon occurrence of any Event of Acceleration, the Borrower hereby authorizes the Lender to withdraw any amount from the Repayment Deposit Account regardless of any deposit terms. Such funds may be applied at the Lender’s discretion to repay This Loan and all other obligations of the Borrower to the Lender.

Article 15 (Joint and Several Guarantee)

1. Each Joint and Several Guarantor, at the Borrower’s request, shall assume joint and several guarantee obligations (‘Joint and Several Guarantee Obligations’) for all obligations of the Borrower to the Lender under this Agreement. The Joint and Several Guarantee Obligations shall be governed by this Agreement and the Bank Transaction Agreement.

2. The Joint and Several Guarantee Obligations shall not be altered or affected by any collateral or other guarantee for the Borrower’s obligations. The Guarantors may not claim discharge of their obligations due to the Lender changing or releasing collateral or other guarantees.

3. The Lender may set off the Joint and Several Guarantee Obligations against deposits or other claims of the Guarantors against the Lender at any time, regardless of whether such claims are due.

4. If a Guarantor subrogates to the Lender’s rights against the Borrower upon performance, the Guarantor shall not exercise such subrogated rights until all of the Borrower’s obligations to the Lender are fully discharged. Upon the Lender’s request, the Guarantor shall assign such subrogated rights or priority to the Lender at no charge. Similarly, any right of reimbursement against the Borrower acquired by the Guarantor upon performance shall not be exercised until all obligations are discharged.

5. The Joint and Several Guarantee under this Agreement does not alter or affect any other guarantee for the Borrower’s obligations. If a Guarantor provides or will provide additional guarantees, the total guarantee amount shall be the sum of all guarantees unless otherwise agreed.

6. A demand for performance made by the Lender against a Guarantor shall also take effect against the Borrower and other Guarantors (if any).

Article 16 (Representations and Warranties of Borrower and Guarantors)

The Borrower and Joint and Several Guarantors represent and warrant to the Lender, as of the Agreement Date and each Execution Date, that all of the following matters are true and accurate, and shall jointly indemnify the Lender for all damages, losses, and costs if any matter proves to be untrue or inaccurate.

(1)	Execution and performance of this Agreement, and transactions thereunder, do not (a) violate any laws applicable to the Borrower or Guarantors, (b) violate the Borrower’s or Guarantors’ articles of incorporation or internal regulations, or (c) violate any agreement with third parties binding the Borrower, Guarantors, or their assets.

(2)	This Agreement constitutes a legal, valid, and enforceable obligation of the Borrower and Guarantors.

(3)	All Financial Statements, etc. prepared by the Borrower and Guarantors (audited if required or actually audited, including Reports where applicable) have been prepared accurately and lawfully in accordance with generally accepted accounting principles in Japan.

(4)	Since the end of the Borrower’s February 2024 fiscal period, no facts have occurred that materially adversely affect, or may materially adversely affect, the Borrower’s performance of obligations under this Agreement, including deterioration of the Borrower’s or its subsidiaries’/affiliates’ business, assets, or financial condition. Similarly for each Guarantor (for Guarantors C, D, and E, since their respective establishment dates).

(5)	No litigation, provisional disposition, enforcement, mediation, arbitration, administrative proceedings, or other disputes that materially adversely affect, or may materially adversely affect, the Borrower’s or Guarantors’ performance of obligations under this Agreement have commenced or are likely to commence.

(6)	The Borrower and Guarantors do not bear any obligations that materially adversely affect, or may materially adversely affect, performance of obligations under this Agreement.

(7)	All information in documents submitted to the Lender by the Borrower and Guarantors is true and accurate in all material respects, contains no misleading statements, and does not omit information necessary to prevent misunderstanding in connection with the conclusion of this Agreement or execution decisions for Individual Loans. Forward-looking statements are based on reasonable methods, and no material adverse facts have occurred since submission.

(8)	The Borrower and Guarantors maintain all licenses and permits necessary for their principal businesses and continue to operate in compliance with all applicable laws.

Article 17 (Compliance Obligations of Borrower and Guarantors)

Until all obligations to the Lender under this Agreement are fully discharged, the Borrower and Guarantors shall comply with the following:

(1)	The Borrower and Guarantors shall not change the nature of their principal businesses.

(2)	The Borrower shall maintain the Repayment Deposit Account at its own expense.

(3)	The Borrower and Guarantors shall prepare Financial Statements, etc. accurately and lawfully in accordance with generally accepted accounting principles in Japan.

Article 18 (Reporting Obligations of Borrower and Guarantors)

Until all obligations to the Lender under this Agreement are fully discharged, the Borrower and Guarantors shall report to the Lender at their own expense as follows:

(1)	Immediately notify the Lender in writing if an Event of Acceleration has occurred or is likely to occur in respect of any obligation of the Borrower or Guarantors.

(2)	Upon the Lender’s request, immediately report in writing and provide inspection access regarding the assets, management, and business conditions of the Borrower, Guarantors, and their subsidiaries and affiliates.

(3)	Immediately notify the Lender in writing if a material change has occurred or is likely to occur in the assets, management, or business conditions of the Borrower, Guarantors, and their subsidiaries and affiliates.

(4)	Submit to the Lender, by the end of the month that is 3 months after the month containing the last day of each fiscal period (starting with the Borrower’s February 2025 fiscal period), a Compliance Status Report in the form of Exhibit 4.

(5)	The Borrower shall submit to the Lender, by the end of the month that is 3 months after the month containing the last day of each fiscal period (starting with the February 2025 period), copies of Financial Statements, etc., Reports, and tax returns. If the content changes or is likely to change, the Borrower shall immediately notify the Lender in writing. Electronic disclosure via EDINET shall be deemed equivalent to submission.

(6)	Each Guarantor shall submit to the Lender, by the end of the month that is 3 months after the month containing the last day of each fiscal period (starting with its February 2025 period), copies of its Financial Statements, etc., Reports, and tax returns. If the content changes or is likely to change, the Guarantor shall immediately notify the Lender in writing. Electronic disclosure via EDINET shall be deemed equivalent to submission.

(7)	The Borrower shall submit to the Lender, in a format satisfactory to the Lender and by the end of the month that is 3 months after the month containing the reference date, the following documents as of the reference date (the corresponding date in February, May, August, and November of each year, starting from February 2025). The reference date may be changed with the Lender’s consent if the fiscal period end date changes.

①	Standalone trial balance or consolidated trial balance of the Borrower and all Guarantors

②	Statement of borrowings by financial institution broken down by purpose (not required if both short-term and long-term borrowings are zero as of the reference date)

(8)	Each Guarantor shall submit to the Lender, in a format satisfactory to the Lender and by the end of the month that is 3 months after the month containing the reference date, the following documents for each Guarantor as of the reference date. The reference date may be changed with the Lender’s consent.

①	Trial balance (not required if the Borrower’s consolidated trial balance covering all Guarantors has been submitted)

②	Statement of borrowings by financial institution broken down by purpose (not required if both short-term and long-term borrowings for that Guarantor are zero as of the reference date)

(9)	If the Mid-Term Plan is materially revised, the Borrower shall promptly submit the revised plan to the Lender. If Article 19(4) applies, the Borrower must first obtain the Lender’s prior consent. Once submitted pursuant to this paragraph, the revised plan shall constitute the ‘Mid-Term Plan’ under this Agreement.

Article 19 (Prior Consent Obligations of Borrower and Guarantors)

Until all obligations to the Lender under this Agreement are fully discharged, the Borrower and Guarantors shall obtain the Lender’s prior consent before taking any of the following actions:

(1)	Material amendment to the articles of incorporation of the Borrower or any Guarantor.

(2)	Merger, company split, share exchange, share transfer, share delivery, corporate reorganization, transfer or acquisition of all or part of the business or material assets, lease of all or part of the business or delegation of management to a third party, reduction of capital or reserves, in each case that materially adversely affects or may materially adversely affect performance of obligations under this Agreement.

(3)	Execution, amendment, or termination of any contract that materially adversely affects or may materially adversely affect performance of obligations under this Agreement.

(4)	Material revision to the Mid-Term Plan.

(5)	The Borrower’s ownership ratio in any Guarantor falling below 100%.

Article 20 (Financial Covenants)

Until all obligations to the Lender under this Agreement are fully discharged, the Borrower and Guarantors shall comply with the following financial covenants:

(1)	As of the last day of each fiscal period (starting with the February 2025 fiscal period), maintain the simple aggregate of total net assets in the standalone balance sheets of the Borrower and all Guarantors at no less than 75% of the greater of: (a) the simple aggregate of total net assets as of the last day of the February 2024 fiscal period; or (b) the simple aggregate of total net assets as of the last day of the preceding fiscal period.

(2)	As of the last day of each fiscal period (starting with the February 2025 fiscal period), maintain the simple aggregate of ordinary income/loss in the standalone income statements of the Borrower and all Guarantors at JPY 0 or above.

Article 21 (Effect of Financial Covenant Breach)

If the Borrower and Guarantors breach the financial covenants in Article 20, the following shall apply:

(1)	If one or more items in Article 20(1) or (2) are breached, (a) the Borrower shall submit to the Lender an improved Mid-Term Plan satisfactory to the Lender by the date designated by the Lender (once submitted and accepted, such plan shall constitute the ‘Mid- Term Plan’ under this Agreement), and (b) the Applicable Rate shall be increased by +0.2% (i.e., Base Rate + Spread + 0.2%) for the period from the day after the first Interest Payment Date following the end of the month that is 3 months after the month of the fiscal period end of the relevant breach, to the first Interest Payment Date (inclusive) following the end of the month that is 3 months after the month of the next fiscal period end. This rate change applies only for the specified period with respect to the applicable breach.

(2)	If the same item under Article 20(1) or (2) is breached for two consecutive fiscal periods, upon the Lender’s demand, the Borrower shall immediately lose the benefit of the term for all obligations under this Agreement and repay all such obligations immediately.

Article 22 (Non-Financial Covenants)

Until all obligations to the Lender under this Agreement are fully discharged, the Borrower and Guarantors shall maintain compliance with the following non-financial covenant. Assessment shall be based on (a) trial balances submitted pursuant to Article 18(7)① and Article 18(8)① (or the consolidated trial balance if submitted), and (b) statements of borrowings by financial institution submitted pursuant to Article 18(7)② and Article 18(8)②.

As of the last day of each quarter (starting from the May 2025 quarter), the simple aggregate of working capital borrowings of the Borrower and all Guarantors shall not exceed the simple aggregate of their respective reference amounts (or the consolidated trial balance amount if submitted).

Note 1: Working capital borrowings = aggregate outstanding balance of borrowings classified as working capital in the statement of borrowings by financial institution

Note 2: Reference amount = Required working capital (contract assets + trade receivables + accrued receivables + notes receivable (excluding discounted/endorsed notes) + inventories – contract liabilities – trade payables – accrued payables – notes payable (excluding equipment payment notes)) + cash and deposits

Article 23 (Effect of Non-Financial Covenant Breach)

If the Borrower and Guarantors breach the non-financial covenant in Article 22, the following shall apply:

(1)	If breached, (a) the Borrower shall make an Early Repayment of the excess amount on the next Interest Payment Date, and (b) new Individual Loan drawdowns shall be suspended until the breach is cured in subsequent assessments.

(2)	If breached for two consecutive assessments, upon the Lender’s demand, the Borrower shall immediately lose the benefit of the term for all obligations under this Agreement and repay all such obligations immediately.

Article 24 (Events of Acceleration)

1. Upon occurrence of any event specified in Article 5, Paragraph 1 of the Bank Transaction Agreement, the Borrower shall automatically and immediately lose the benefit of the term for all obligations under this Agreement without any notice or demand from the Lender, and shall immediately pay all principal, interest, settlement amounts, and other amounts payable to the Lender under this Agreement by the Lender’s prescribed method.

2. Upon occurrence of any event specified in Article 5, Paragraph 2 of the Bank Transaction Agreement (including any additional acceleration events therein), or upon occurrence of any of the following events, the Borrower shall, upon the Lender’s demand, lose the benefit of the term for all obligations under this Agreement and immediately pay all such amounts:

(1)	Any representation or warranty of the Borrower or Guarantors under Article 16 proves to have been false or inaccurate at the time it was made.

(2)	The Borrower or any Guarantor breaches any provision of this Agreement. (This item does not apply if the breach of Article 20 is being remedied pursuant to Article 21(1), or the breach of Article 22 is being remedied pursuant to Article 23(1), for the applicable breach.)

(3)	An order or notice of provisional attachment, protective attachment, attachment, provisional injunction, or seizure for tax delinquency is issued, or auction or public sale proceedings commence, with respect to collateral provided by the Borrower to the Lender.

(4)	The Borrower or any Guarantor defaults on any monetary obligation other than obligations under this Agreement (including guarantee obligations), or loses the benefit of the term thereunder.

(5)	The Borrower or any Guarantor issues a first dishonored bill or check, or an electronic record of a claim against the Borrower or any Guarantor is registered as unpayable by Zengin Electronic Claims Network or subject to equivalent measures by another electronic claim registry.

(6)	The Borrower or any Guarantor violates laws or regulations, ceases business, or receives a business suspension or prohibition order from a competent government authority, or the Lender reasonably determines that any of the foregoing is likely to occur.

(7)	The Borrower or any Guarantor resolves to dissolve or receives a dissolution order (excluding dissolution due to merger).

(8)	Article 21(2) or Article 23(2) becomes applicable.

(9)	The business or financial condition of the Borrower or any Guarantor has deteriorated or is likely to deteriorate, and protection of claims is deemed necessary.

3. In cases under Paragraph 2, if the Lender’s notice or documents are delayed or undelivered due to the Borrower’s failure to report an address change or refusal to accept delivery, the notice shall be deemed to have been delivered at the time it would normally have arrived, and the benefit of the term shall be deemed to have been lost at that time.

4. Even if the Borrower loses the benefit of the term under Paragraphs 1, 2, or 3, Settlement Amounts shall still be payable. Upon acceleration, the Borrower shall immediately pay all principal, interest, settlement amounts, and other amounts by the Lender’s prescribed method, and the Lender’s Lending Obligation shall be extinguished.

Article 25 (Amendment of Agreement)

This Agreement may not be amended without the written agreement of the Borrower, all Guarantors, and the Lender.

Article 26 (Preparation of Notarial Deed)

Upon the Lender’s request, the Borrower and Guarantors shall cooperate in the preparation of a notarial deed containing acknowledgment of obligations and consent to enforcement under this Agreement. Costs for this procedure shall be borne by the Borrower and Guarantors.

Article 27 (Priority over Other Agreements)

The relationship between this Agreement and the Bank Transaction Agreement and other comprehensive agreements relating to financial transactions (collectively ‘Transaction Agreements’) shall be as follows:

(1)	If any provision of this Agreement conflicts with or is inconsistent with any provision of the Transaction Agreements, this Agreement shall prevail.

(2)	Matters not provided for in this Agreement shall be governed by the Transaction Agreements.

(3)	Matters not provided for in this Agreement or the Transaction Agreements shall be determined by consultation among the Borrower, Guarantors, and Lender.

Article 28 (Consultation)

If any matter is not covered by this Agreement or any question arises regarding the interpretation of this Agreement, the Borrower, Joint and Several Guarantors, and Lender shall consult in good faith to determine the appropriate response.

In witness whereof, one original of this Agreement has been prepared, signed or sealed by the representatives or their proxies of the Borrower, Joint and Several Guarantors, and the Lender, and shall be kept by the Lender (with the Borrower and Guarantors each receiving a copy). If this Agreement is concluded by electronic means, an electromagnetic record of this Agreement shall be created with electronic signatures by the representatives or their proxies of the Borrower, Guarantors, and the Lender, and such electromagnetic record shall be retained.

February 25, 2025

Borrower:

Micware Co., Ltd.

Joint and Several Guarantor A:

Micware Automotive Co., Ltd.

Joint and Several Guarantor B:

Micware Navigations Co., Ltd.

Joint and Several Guarantor C:

Micware Mobility Co., Ltd.

Joint and Several Guarantor D:

Micware Operation Co., Ltd.

Joint and Several Guarantor E:

Micware Challenged Co., Ltd.

Lender:

MUFG Bank, Ltd.

(For Bank Use Only)

Review	Seal Verification	Executed

Exhibit 1 (Loan Application)

LOAN APPLICATION

To:	MUFG Bank, Ltd. (Lender)

Re:	Micware Co., Ltd. Revolving Credit Facility Agreement

Pursuant to Article 4 of the Revolving Credit Facility Agreement dated February 25, 2025 (the ‘Agreement’) concluded between the Borrower, Micware Co., Ltd., the Joint and Several Guarantors (Micware Automotive Co., Ltd., Micware Navigations Co., Ltd., Micware Mobility Co., Ltd., Micware Operation Co., Ltd., and Micware Challenged Co., Ltd.), and MUFG Bank, Ltd. (the ‘Lender’), the Borrower hereby applies for execution of an Individual Loan on the following terms.

Desired Execution Date	Year______ / Month____ / Day____
Individual Loan Amount	JPY_____________
Maturity Date	Year______ / Month____ / Day____

The Borrower represents and warrants that, as of the Desired Execution Date stated in this application: (i) all matters set forth in Article 16 of the Agreement are true and correct; and (ii) no Event of Acceleration, or event that would constitute an Event of Acceleration upon notice or passage of time or both, has occurred, and no such event would arise from the execution of this Individual Loan.

Terms used but not defined in this application shall have the meanings given in the Agreement.

(For Bank Use Only)

Art. 5 Conditions Precedent Review	Art. 5 Conditions Precedent Executed	Review	Seal Verification	Executed

Exhibit 2 (Notice of Reduction of Lending Limit, etc.)

NOTICE OF REDUCTION OF LENDING LIMIT / TERMINATION OF LENDING OBLIGATION

To:	MUFG Bank, Ltd. (Lender)

Re:	Micware Co., Ltd. Revolving Credit Facility Agreement

Pursuant to Article 2, Paragraph 3 of the Revolving Credit Facility Agreement dated February 25, 2025 (the ‘Agreement’) concluded between the Borrower, Micware Co., Ltd., the Joint and Several Guarantors, and MUFG Bank, Ltd. (the ‘Lender’), the Borrower hereby notifies the Lender of [TERMINATION OF THE ENTIRE LENDING OBLIGATION / REDUCTION OF THE LENDING LIMIT] as follows:

Date of Termination/Reduction	Year______ / Month____ / Day____
Amount of Reduction (if applicable)	JPY_____________

Terms used but not defined in this notice shall have the meanings given in the Agreement.

(For Bank Use Only)

Review	Seal Verification	Executed

Exhibit 3 (Notice of Desired Early Repayment)

NOTICE OF DESIRED EARLY REPAYMENT

To:	MUFG Bank, Ltd. (Lender)

Re:	Micware Co., Ltd. Revolving Credit Facility Agreement

Pursuant to Article 11, Paragraph 2 of the Revolving Credit Facility Agreement dated February 25, 2025 (the ‘Agreement’), the Borrower hereby requests early repayment as follows. Any Settlement Amount shall be paid together with the principal on the Desired Early Repayment Date.

Principal Amount for Early Repayment	JPY_____________
Desired Early Repayment Date	Year______ / Month____ / Day____
Execution Date of Relevant Individual Loan	Year______ / Month____ / Day____
Maturity Date of Relevant Individual Loan	Year______ / Month____ / Day____

Terms used but not defined in this notice shall have the meanings given in the Agreement.

To:	Borrower

MUFG Bank, Ltd. (Lender) hereby:

(     ) CONSENTS to the above Early Repayment. The Settlement Amount will be communicated separately.

(     ) DOES NOT CONSENT to the above Early Repayment.

MUFG Bank, Ltd. (Lender) __________________ [Seal]

Exhibit 4 (Compliance Status Report)

COMPLIANCE STATUS REPORT

To:	MUFG Bank, Ltd. (Lender)

Re:	Micware Co., Ltd. Revolving Credit Facility Agreement

Pursuant to Article 18(4) of the Revolving Credit Facility Agreement dated February 25, 2025 (the ‘Agreement’) concluded between the Borrower and Guarantors (collectively ‘Obligors’) and MUFG Bank, Ltd. (the ‘Lender’), the Obligors hereby report that they are in compliance with all provisions of the Agreement, except for any provisions currently in breach (as determined by the Lender or reported by the Obligors to the Lender).

Borrower	Micware Co., Ltd. [Seal]
Guarantor A	Micware Automotive Co., Ltd. [Seal]
Guarantor B	Micware Navigations Co., Ltd. [Seal]
Guarantor C	Micware Mobility Co., Ltd. [Seal]
Guarantor D	Micware Operation Co., Ltd. [Seal]
Guarantor E	Micware Challenged Co., Ltd. [Seal]

(For Bank Use Only)

Review	Compliance Confirmation	Seal Verification	Executed